Exhibit 24.7
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Dries, Richard L. Magee and Robert P. McKinney, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, in his her name and on his behalf, to do any and all acts and things and to execute any and all instruments which they may deem necessary or advisable to enable EnPro Industries, Inc. (the “Company”) to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Act of the resale of $172,500,000 aggregate principal amount of 3.9375% Convertible Senior Debentures due 2015 (the “Debentures”) and shares of the Company’s common stock, $.01 par value per share, and associated preferred stock purchase rights, issuable upon conversion of the Debentures, including power and authority to sign his name in any and all capacities to one or more Registration Statements on Form S-3 or such other available form as may be approved by officers of the Company, and to any and all amendments, including post-effective amendments, to such Registration Statements, and to any and all instruments or documents filed as part of or in connection with such Registration Statements or any amendments thereto; and the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, shall lawfully do or cause to be done by virtue hereof.
          IN WITNESS WHEREOF, the undersigned has subscribed these presents this 19th day of December, 2005.

/s/ Wilbur J. Prezzano Jr.
Wilbur J. Prezzano, Jr.